Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 12, 2023 (except for the second paragraph of Note 14, as to which the date is July 17, 2023), with respect to the consolidated financial statements of Turnstone Biologics Corp. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-272600) and related Prospectus of Turnstone Biologics Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

July 20, 2023